Exhibit 99.1

                                                         NEWS RELEASE

                                                         Contact:
                                                         CONMED Corporation
                                                         Robert Shallish
                                                         Chief Financial Officer
                                                         315-624-3206



FOR RELEASE:   6:00 PM (Eastern)   November 3, 2004

                CONMED CORPORATION ANNOUNCES PROPOSED OFFERING OF
                      CONVERTIBLE SENIOR SUBORDINATED NOTES


Utica, New York, November 3, 2004 ----- CONMED Corporation (Nasdaq: CNMD) announced today that it intends to offer, in a private placement, $125 million in aggregate principal amount of convertible senior subordinated notes due 2024. In addition, the Company expects to grant the initial purchasers a 13-day option to purchase up to an additional $18.75 million of convertible senior subordinated notes.

It is contemplated that the convertible notes will be subordinated unsecured obligations of the Company and will be convertible under certain circumstances into a combination of cash and common stock of the Company. In general, upon conversion, the holder of each note would receive the conversion value of the note payable in cash up to the principal amount of the note and common stock of the Company for the note's conversion value in excess of such principal amount.

The Company intends to use approximately $90 million of the net proceeds from the offering to repay borrowings under its senior credit agreement and intends to use up to $30 million of the remaining net proceeds to repurchase its common stock in privately negotiated transactions from a limited number of persons, which may include shares sold by purchasers of the convertible notes in "short" sales concurrently with, and contingent upon, the sales of the notes. The Company intends to use any remaining proceeds not used to repay debt or repurchase shares for working capital and general corporate purposes.

The convertible notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of any offer to buy any of the securities to be offered.

Please note that this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the Company's current expectations and beliefs, including the Company's intent to complete the offering described above.